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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in this Registration Statement (Form SB-2) for the registration of 50,792 shares of Eco Soil Systems, Inc. common stock of the references to our firm under the captions "Selected Consolidated Financial and Operations Data" and "Experts" and our reports dated March 14, 1997, with respect to the financial statements of Eco Soil Systems, Inc., and October 3, 1996, with respect to the financial statements of Turf Products, Ltd., included in the Registration Statement (Form SB-2 No. 333-39399) and related Prospectus of Eco Soil Systems, Inc. filed with the Securities and Exchange Commission.

                                                  ERNST & YOUNG LLP

San Diego, California
December 3, 1997